INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statement of AutoChina International Limited on Form S-8 (File No. 333-170786) of our report dated April 30, 2013, with respect to our audits of the consolidated financial statements of AutoChina International Limited and Subsidiaries as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012 and our report dated April 30, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of AutoChina International Limited and Subsidiaries as of December 31, 2012, which reports are included in this Annual Report on Form 20-F of AutoChina International Limited for the year ended December 31, 2012.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

April 30, 2013